                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                          American Classic Voyages Co.
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                              (Name of Issuer)

                          Common Stock, par value $.01
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                       (Title of Class of Securities)

                                  024928 10 3
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 024928 10 3                 13G                 PAGE 2 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Equity Group Investments, Inc.
        36-3446463
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
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    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   7,283,747
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   7,283,747
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        7,283,747
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        39.4%
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 12     Type of Reporting Person (See Instructions)

        CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 3 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGI Holdings, Inc.
        36-4175553
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   3,641,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   3,641,873
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        3,641,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        19.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 4 OF 12 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGIL Investments, Inc.
        36-4175555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   3,641,874
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   3,641,874
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        3,641,874
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        19.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 5 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock, L.L.C
        36-4156890
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Delaware
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    Number of
                           5       Sole Voting Power

      Shares                       52,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        52,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        52,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 6 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Anda Partnership
        88-0132846
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
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    Number of
                           5       Sole Voting Power

      Shares                       52,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        52,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        52,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        .3%
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 12     Type of Reporting Person (See Instructions)

        PN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 7 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Ann Lurie Revocable Trust
        U/T/A 12/22/89
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       13,500
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        13,500
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        13,500
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 024928 10 3                 13G                 PAGE 8 OF 12 PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samuel Zell
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        USA
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    Number of
                           5       Sole Voting Power

      Shares                       126,800
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        126,800
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        126,800
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          AMERICAN CLASSIC VOYAGES CO.
                          COMMON STOCK, PAR VALUE $.01
                            CUSIP NUMBER 024928 10 3

ITEM 1(A).         NAME OF ISSUER

                   American Classic Voyages Co.

ITEM 1(B).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                   Two North Riverside Plaza
                   Suite 200
                   Chicago, Illinois  60606

ITEM 2(A).         NAME OF PERSON FILING

                   This Schedule 13G is being filed by:

                   Equity Group Investments, Inc. ("EGI")
                   EGI Holdings, Inc. ("Holdings")
                   EGIL Investments, Inc. ("Investments")
                   Samstock, L.L.C. ("Samstock")
                   Anda Partnership ("Anda")
                   Ann Lurie Revocable Trust under trust agreement dated
                    12/22/89("Trust")
                   Samuel Zell

                   The above entities are each a "Reporting Person" and collectively are the "Reporting Persons".

ITEM 2(B).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                   The business address for the Reporting Persons is:

                   Two North Riverside Plaza
                   Chicago, Illinois 60606

ITEM 2(C).         CITIZENSHIP

                   The Reporting Persons' state of organization or citizenship is as follows:

                   Equity Group Investments, Inc.                  Illinois
                   EGI Holdings, Inc.                              Illinois
                   EGIL Investments, Inc.                          Illinois
                   Samstock, L.L.C.                                Delaware
                   Anda Partnership                                Illinois
                   Ann Lurie Revocable Trust U/T/A 12/22/89        Illinois
                   Samuel Zell                                     USA

ITEM 2(D).         TITLE OF CLASS OF SECURITIES

                   Securities reported herein are shares of common stock, par value $.01 per share ("Common Stock").

ITEM 2(E).         CUSIP NUMBER

                   024928  10  3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A


                   Not applicable.

ITEM 4.            OWNERSHIP

                   The Reporting Persons collectively own 7,529,047 shares of Common Stock, or 40.0%, of the issued and outstanding shares of Common Stock (assuming the exercise of options to purchase 120,000 shares and the conversion of 6,800 common stock units beneficially owned by Mr. Zell). As Holdings and Investments are each wholly owned subsidiaries of EGI, EGI and Holdings share the power to vote or to direct the vote of 3,641,873 shares of Common Stock and share the power to dispose or to direct the disposition of 3,641,873 shares of Common Stock and EGI and Investments share the power to vote or to direct the vote of 3,641,874 shares of Common Stock and share the power to dispose or the disposition of 3,641,874 shares of Common Stock. Samstock has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock. Anda has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock. Trust has the sole power to vote or to direct the vote of 13,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 13,500 shares of Common Stock. Mr. Zell has the sole power to vote or to direct the vote of 126,800 shares (assuming the exercise of options to purchase 120,000 shares and the conversion of 6,800 common stock units) and the sole power to dispose or to direct the disposition of 126,800 shares (assuming the exercise of options to purchase 126,800 shares and the conversion of 6,800 common stock units).


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                   Not applicable.

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON

                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   Not applicable.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP

                   Not applicable.

ITEM 10.           CERTIFICATE

                   Not applicable.

                                    SIGNATURE


         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 9, 2000



EQUITY GROUP INVESTMENTS, INC.              EGI HOLDINGS, INC.



By:  /s/  Donald J. Liebentritt             By:  /s/  Donald J. Liebentritt
     ---------------------------                 --------------------------
     Donald J. Liebentritt                       Donald J. Liebentritt
Its: Chief Operating Officer                Its: Vice President



EGIL INVESTMENTS, INC.                      SAMSTOCK, L.L.C.



By:  /s/  Mark Slezak                       By:  /s/  Donald J. Liebentritt
     --------------------------                  --------------------------
     Mark Slezak                                 Donald J. Liebentritt
Its: Vice President                         Its: Vice President



ANDA PARTNERSHIP                            ANN LURIE REVOCABLE TRUST
By:  Ann Only Trust, a general partner      U/T/A 12/22/89


By:  /s/ Mark Slezak                        By:  /s/ Ann Lurie
     -------------------------                   -------------
     Mark Slezak                                 Ann Lurie
Its: Co - Trustee                           Its: Trustee

AND

By: Ann and Descendants Trust, a general partner


By:  /s/  Mark Slezak
     --------------------
     Mark Slezak
Its: Co - Trustee